UNIT CORPORATION

                             SEPARATION BENEFIT PLAN

                              FOR SENIOR MANAGEMENT






                             as amended and restated

                                    effective

                                December 14, 2004














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                                UNIT CORPORATION
                             SEPARATION BENEFIT PLAN
                              FOR SENIOR MANAGEMENT

                                      INDEX
                                      -----
                                                                         Page


Introduction................................................................1
ARTICLE ONE     DEFINITIONS.................................................1

  1.1     "Administrative Committee"........................................1
  1.2     "Base Salary".....................................................1
  1.3     "Beneficiary".....................................................1
  1.4     "Board of Directors"..............................................1
  1.5     "Bonus"...........................................................1
  1.6     "Change in Control"...............................................1
  1.7     "Code"............................................................3
  1.8     "Company".........................................................3
  1.9     "Comparable Position".............................................3
  1.10    "Completed Year of Service".......................................3
  1.11    "Discharge for Cause".............................................3
  1.12    "Employing Company"...............................................4
  1.13    "ERISA"...........................................................4
  1.14    "Participant".....................................................4
  1.15    "Plan"............................................................4
  1.16    "Separation Benefit"..............................................4
  1.17    "Separation Period"...............................................4
  1.18    "Termination of Employment".......................................4
  1.19    "Years of Service"................................................5

ARTICLE TWO     BENEFITS....................................................5

  2.1     Participants......................................................5
  2.2     Separation Benefit................................................5
  2.3     Separation Benefit Amount.........................................5
  2.4     Separation Benefit Limitation.....................................7
  2.5     Withholding Tax...................................................7
  2.6     Reemployment of a Participant.....................................7
  2.7     Integration with Disability Benefits..............................7
  2.8     Plan Benefit Offset...............................................7
  2.9     Recoupment........................................................8
  2.10    Completion of Twenty Years of Service.............................8
  2.11    Change in Control.................................................8



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ARTICLE THREE   METHOD OF PAYMENT...........................................8

  3.1     Separation Benefit Payment........................................8
  3.2     Protection of Business............................................9
  3.3     Death Subsequent to Termination of Employment.....................9

ARTICLE FOUR    WAIVER AND RELEASE OF CLAIMS................................9

ARTICLE FIVE    FUNDING................................................... 10

ARTICLE SIX     ADMINISTRATION.............................................10

  6.1     Named Fiduciary..................................................10
  6.2     Fiduciary Responsibilities.......................................10
  6.3     Specific Fiduciary Responsibilities..............................10
  6.4     Allocations and Delegations of Responsibility....................11
  6.5     Advisors.........................................................11
  6.6     Plan Determination...............................................11
  6.7     Claims Review Procedure..........................................12
  6.8     Modification and Termination.....................................13
  6.9     Indemnification..................................................13
  6.10    Successful Defense...............................................14
  6.11    Unsuccessful Defense.............................................14
  6.12    Advance Payments.................................................14
  6.13    Repayment of Advance Payments....................................14
  6.14    Right of Indemnification.........................................15

ARTICLE SEVEN   EFFECTIVE DATE AND PLAN YEAR...............................15

ARTICLE EIGHT   MISCELLANEOUS..............................................15

  8.1     Assignment.......................................................15
  8.2     Governing Law....................................................15
  8.3     Employing Company Records........................................15
  8.4     Employment Non-Contractual.......................................15
  8.5     Taxes............................................................16
  8.6     Binding Effect...................................................16

Exhibit A ..... Separation Agreement





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                                UNIT CORPORATION
                             SEPARATION BENEFIT PLAN
                              FOR SENIOR MANAGEMENT


                                  Introduction


The purpose of The Unit Corporation Separation Benefit Plan for Senior Management is to provide certain officers and key executives of Unit Corporation or its subsidiaries with appropriate assurances of continued income and other benefits for a reasonable period of time in the event that the individual's employment ceases under the circumstances described herein.

The Administrative Committee shall, in its absolute discretion select the individuals to be covered by this Plan from time to time. The Administrative Committee may notify each selected individual of his or her selection and provide him or her with a copy of this Plan.

Participation in the Plan shall not in any respect be deemed to grant the Participant either a right to continued participation in the Plan or a right to continued employment and such employment and participation remains terminable at will by either the Employing Company or the Participant at any time for any reason or for no reason.

                                  ARTICLE ONE.
                                  Definitions

1.1 "Administrative Committee" means the Compensation Committee established and appointed by the Board of Directors.

1.2 "Base Salary" means the regular basic cash remuneration before deductions for taxes and other items withheld, and without regard to any salary reduction pursuant to any plans maintained by an Employing Company under Section 401(k) or 125 of the Code, payable to a Participant for services rendered to an Employing Company, but not including pay for Bonuses, incentive compensation, special pay, awards or commissions.

1.3 "Beneficiary" means the person designated by a the Participant in a written instrument filed with the Administrative Committee to receive benefits under this Plan.

1.4    "Board of Directors" means the board of directors of the Company.

1.5 "Bonus" means any annual incentive compensation paid to a Participant over and above Base Salary earned and paid in cash or otherwise.

1.6 "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

      (i) On the close of business on the tenth day following the time the Company learns of the acquisition by any individual entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership

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            within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 15% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or
            (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by any corporation pursuant to a transaction with complies with clauses (i), (ii) and (iii) of subsection (iii) of this definition and (E) if the Board of Directors of the Company determines in good faith that a Person became the beneficial owner of 15% or more of the Outstanding Company Common Stock inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Outstanding Company
            Common Stock that would cause a Change of Control or (B) such Person was aware of the extent of its beneficial ownership of Outstanding Company Common Stock but had no actual knowledge of the consequences of such beneficial ownership under this Plan) and without any intention of changing or influencing control of the Company, then the beneficial ownership of Outstanding Company Common Stock by that Person shall not be deemed to be or to have become a Change of Control for any purposes of this Plan unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of beneficial ownership of a sufficient number of Outstanding Company Common Stock so that such Person's beneficial ownership of Outstanding Company Common Stock would no longer otherwise qualify as a Change of Control;

      (ii) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a Director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

      (iii) approval by the stockholders of the company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate

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            Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 70% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled

      (iv) to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Company Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of Directors and (iii) individuals who were members of the Incumbent Board will constitute a majority of the members of the Board of Directors of the corporation resulting from such Corporate Transaction; or

      (v) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

1.7 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.8   "Company" means Unit Corporation, the sponsor of this Plan.

1.9 "Comparable Position" means a job with an Employing Company or successor company at the same or higher Base Salary as a Participant's current job and at a work location within reasonable commuting distance from a Participant's home, as determined by such Participant's Employing Company.

1.10 "Completed Year of Service" means the period of time beginning with a Participant's date of hire or the anniversary of such date of hire and ending twelve months thereafter.

1.11 "Discharge for Cause" means termination of a Participant's employment by the Employing Company due to:

      (i) the consistent failure of the Participant to perform the Participant's prescribed duties to the Employing Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness);

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      (ii)  the commission by the Participant of a wrongful act that caused or was reasonably likely to cause damage to the Employing Company;

      (iii) an act of gross negligence, fraud, unfair competition, dishonesty or misrepresentation in the performance of the Participant duties on behalf of the Employing Company;

      (iv) the conviction of or the entry of a plea of nolo contendere by the Participant to any felony or the conviction of or the entry of a plea of nolo contendere to any offense involving dishonesty, breach of trust or moral turpitude; or

      (v) a breach of the Participant's fiduciary duty involving personal profit.

1.12 "Employing Company" with respect to a Participant, shall mean either the Company or, if applicable, the subsidiary of the Company which employs the Participant.

1.13 "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended, and all regulations and rulings issued thereunder by governmental administrative bodies.

1.14  "Participant" means an individual who is designated as such pursuant to
Section 2.1.

1.15 "Plan" means the Unit Corporation Separation Benefit Plan for Senior Management, as set forth herein and as hereafter amended from time to time.

1.16 "Separation Benefit" means the benefit provided for under this Plan as determined under Article 2.

1.17 "Separation Period" means the period of time over which a Participant receives Separation Benefits under the Plan in semimonthly or other installment payments.

1.18 "Termination of Employment" means a Participant's separation from the service of an Employing Company determined by the Employing Company, provided that a Termination of Employment does not include any separation from service resulting from:

      (i)   Discharge for Cause,

      (ii) court decree or government action or recommendation having an effect on an Employing Company operations or manpower involving rationing or price control or any other similar type cause beyond the control of an Employing Company,

      (iii) an offer to the Participant of a position with an Employing Company or affiliate,

      (iv) termination pursuant to which a Participant accepts any benefits under an incentive retirement plan or other severance or separation plan, or

      (v) termination of a Participant who has a written employment contract which contains severance provisions.

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      Temporary work cessations due to strikes, lockouts or similar reasons shall not be considered a Termination of Employment. An Participant's separation from service in connection with the divestiture of any business of an Employing Company shall not constitute a Termination of Employment if the Participant is offered a Comparable Position by the purchaser or successor of such business, an affiliate thereof, or an affiliate of an Employing Company. A separation from service by an Participant who is offered a Comparable Position arranged for or secured by an Employing Company does not constitute a Termination of Employment.

      A Termination or Employment shall be effective on the date specified by the Employing Company (the "Termination Date").

1.19 "Years of Service" means the sum of the number of continuous Completed Years of Service as an employee of an Employing Company during the Participant's period of employment beginning with the Participant's most recent hire date and ending with the Participant's most recent termination date.

                                  ARTICLE TWO.
                                    Benefits

2.1   Participants

      Each individuals named on Schedule I hereto shall be a Participant in the Plan. Schedule I may be amended by the Administrative Committee from time to time to add individuals as a Participant.

2.2   Separation Benefit

      A Separation Benefit shall be provided for a Participant under the provisions of this Article 3.

2.3   Separation Benefit Amount

      The Separation Benefit payable to a Participant under the Plan shall be based, in part, on his/her Years of Service with the Company, or Employing Company. The formula for determining a Participant's Separation Benefit payment shall be calculated by dividing the Participant's annual Base Salary in effect immediately prior to the date of Termination of Employment by 52 to calculate the weekly separation benefit (the "Weekly Separation Benefit"). The amount of the Separation Benefit payable to the Participant shall then be determined in accordance with the following applicable provision:

      2.3.1 Involuntary separation - In the event the Termination of Employment is the result of an Employing Company terminating the employment of the Participant, the Separation Benefit shall be determined according to the following schedule:

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                             Involuntary Separation
                         Schedule of Separation Benefits

                 Number of Weekly                           Number of Weekly
Years of        Separation Benefit         Years of         Separation Benefit
Service              Payments:              Service             Payments:
-------              --------               -------             --------

   1                     4                     14                  56
   2                     8                     15                  60
   3                    12                     16                  64
   4                    16                     17                  68
   5                    20                     18                  72
   6                    24                     19                  76
   7                    28                     20                  80
   8                    32                     21                  84
   9                    36                     22                  88
  10                    40                     23                  92
  11                    44                     24                  96
  12                    48                     25                 100
  13                    52                 26 or more             104

The Administrative Committee reserves the right, in its sole and absolute discretion and on a case by case basis, to increase the number of Weekly Separation Benefit Payments a Participant may otherwise be entitled to receive under this Section 2.3.1.

      2.3.2 Voluntary separation - In the event the Termination of Employment is the result of the Participant's own action (such as by way of example and not limitation, quitting, resignation or retirement) the Separation Benefit shall be determined according to the following
            Schedule:

                              Voluntary Separation
                         Schedule of Separation Benefits

                                                  Number of Weekly
                  Years of                        Separation Benefit
                  Service                              Payments
                  -------                              --------

                    1-19                                   0
                     20                                   80
                     21                                   84
                     22                                   88
                     23                                   92
                     24                                   96
                     25                                  100
                 26 or more                              104

Under certain exceptional circumstances the Administrative Committee may, in its sole and absolute discretion, choose to treat a voluntary separation as an involuntary separation and allow a Participant to receive Separation Benefits in accordance with the schedule set forth in Section 2.3.1.

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2.4   Separation Benefit Limitation

      Notwithstanding anything in the Plan to the contrary, the Separation Benefit payable to any Participant under this Plan shall never exceed the lesser of (i) 104 Weekly Separation Benefit payments; or (ii) the amount permitted under ERISA to maintain this Plan as a welfare benefit plan. The benefits payable under this Plan shall be inclusive of and offset by any other severance or termination payments made by an Employing Company, including, but not limited to, any amounts paid pursuant to federal, state, local or foreign government worker notification (e.g., Worker Adjustment and Retraining Notification Act) or office closing requirements.

2.5   Withholding Tax

      The Employing Company shall deduct from the amount of any Separation Benefits payable under the Plan, any amount required to be withheld by the Employing Company by reason of any law or regulation, for the payment of taxes or otherwise to any federal, state, local or foreign government. In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Participant with the Employing Company for purposes of income tax withholding on regular wages.

2.6   Reemployment of a Participant

      Entitlement to the unpaid balance of any Separation Benefit amount due a Participant under this Plan shall be revoked immediately upon reemployment of the person as an employee of an Employing Company. Such unpaid balance shall not be payable in any future period.

      However, if the person's re-employment is subsequently terminated and he or she then becomes entitled to a Separation Benefit under this Plan, Years of Service for the period of re-employment shall be added to that portion of his or her prior service represented by the unpaid balance or the revoked entitlement for the prior Separation Benefit.

2.7   Integration with Disability Benefits

      The Separation Benefit payable to a Participant with respect to any Separation Period shall be reduced (but not below zero) by the amount of any disability benefit payable from any disability plan or program sponsored or contributed to by an employing Company. The amount of any such reduction shall not be paid to the Participant in any future period.

2.8   Plan Benefit Offset

      The amount of any severance or separation type payment that an Employing Company is or was obligated to pay to a Participant under any law, decree, court award, contract, program or other arrangement because of the Participant's separation from service from an Employing Company shall reduce the amount of Separation Benefit otherwise payable under this Plan.

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2.9   Recoupment

      The Company may deduct from the Separation Benefit any amount owing to an Employing Company from

      (a) the Participant, or

      (b) the executor or administrator of the Participant's estate.

2.10  Completion of Twenty Years of Service

      Any Participant who shall complete 20 Years of Service prior to the termination of this Plan shall be vested in his/her Separation Benefit notwithstanding the subsequent termination of this Plan prior to such Participant's Termination of Employment. Any Separation Benefit deemed to have vested pursuant to this Section shall be payable upon such Participant's Termination of Employment with the Employing Company and shall be paid in accordance with the greater of (1) the Plan provisions in effect immediately prior to the termination of this Plan, and (2) the Plan provisions in effect on the date the Participant completed 20 Years of Service.

2.11  Change in Control

      Unless otherwise provided in writing by the Board of Directors prior to a Change in Control of the Company, all Participant shall be vested in his/her Separation Benefit as of the date of the Change in Control based on such Participant's then Years of Service as determined by reference to the schedule set forth in Section 2.3.1 of this Plan. Any Separation Benefit deemed to have vested pursuant to this Section shall be payable upon the Participant's Termination of Employment with the Employing Company and shall be paid in accordance with the Plan provisions in effect immediately prior to the Change in Control.

                                 ARTICLE THREE
                                Method of Payment

3.1   Separation Benefit Payment

      Separation Benefit payments shall, unless deferred pursuant to Subsection
      3.1.1 or unless otherwise determined by the Committee, be paid in the same manner as wages were paid to the Participant.

      3.1.1 Each Participant, upon selection for participation in this Plan, may make an election to defer payment of the Separation Benefit to a date specified in the deferral election that will be provided in a form prescribed by the Administrative Committee. A Participant who elects to defer payment of his or her Separation Benefit will also be permitted to elect between payment of the deferred Separation Benefit in the form of a lump sum or installment payments over a 24-month period. A Participant may change his or her election so

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            long as such change is submitted to the Administrative Committee at least twelve months prior to the date payment of a Separation Benefit would have otherwise commenced.

3.2   Protection of Business

      Any Participant who receives Separation Benefits under Section 3.3 of this Plan agrees that, in consideration of the Separation Benefits, the Participant will not, in any capacity, directly or indirectly, and on his or her own behalf or on behalf of any other person or entity, during the period of time he or she is receiving such Separation Benefits, either (a) solicit or attempt to induce any current customer of the Company to cease doing business with the Company or (b) solicit or attempt to induce any employee of the Company to sever the employment relationship (collectively, the "Protection of Business Requirements"). Except as provided in the next paragraph and/or the Separation Agreement, in the event the Participant violates the Protection of Business Requirements of this Section (or the like provisions of his or her Separation Agreement), the Participant shall not be entitled to any further payments of Separation Benefits under this Plan and shall be obligated to repay the Employing Company all monies previously received as Separation Benefits. In the event of a Change in Control, Participant's obligations under this Section shall expire and be canceled, and Participant shall be entitled to Separation Benefits under this Plan in accordance with its terms even if he or she engages in conduct that would otherwise violate the Protection of Business Requirements in this Section.

3.3   Death Subsequent to Termination of Employment

      If the death of a Participant occurs subsequent to the date of Termination of Employment and before receipt of the full Separation Benefit to which he or she was entitled, the computed lump sum value of the unpaid balance of the Separation Benefit amount shall be paid to such Participant's Beneficiary. If there is no designated living Beneficiary, the computed lump sum value shall be paid to the executor or administrator of the Participant's estate.

                                  ARTICLE FOUR
                          Waiver and Release of Claims

It is a condition of this Plan that no Separation Benefit shall be paid to or for any Participant except upon due execution and delivery to the Employing Company by that Participant of a Separation Agreement, in substantially the form attached to this Plan as Attachment A (except as may be modified from time to time), by which the Participant waives and releases the Company, its subsidiaries and their officers, directors, agents, employees, and affiliates from all claims arising or alleged to arise out of his or her employment or the termination of employment. Said waiver and release as provided in the Separation Agreement being given in exchange for and in consideration of payment of the Separation Benefit, to which the Participant would not otherwise be entitled.

In connection therewith, the following procedures shall be followed (except as modified from time to time): the Participant shall be advised in writing, by receiving the written text of the Separation Agreement so stating, to consult a lawyer before signing the Separation Agreement; the Participant shall be given

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twenty-one days to consider the Separation Agreement before signing; after signing, the Participant shall have seven days in which to revoke the Separation Agreement; and the Separation Agreement shall not take effect until that seven day period shall have passed.

                                  ARTICLE FIVE
                                     Funding

This Plan is an unfunded employee welfare benefit plan under ERISA established by the Company. Benefits payable to Participants shall be paid out of the general assets of the Employing Company. The Employing Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Separation Benefits under the Plan.

                                  ARTICLE SIX
                                 Administration

6.1   Named Fiduciary

      This Plan shall be administered by the Company acting through the Administrative Committee or such other person as may be designated by the Company from time to time. The Administrative Committee shall be the "Administrator" of the Plan and shall be, in its capacity as Administrator, a "Named Fiduciary," as such terms are defined or used in ERISA.

6.2   Fiduciary Responsibilities

      The named fiduciary shall fulfill the duties and requirements of such a fiduciary under ERISA and is the Plan's agent for service of legal process. The named fiduciary may designate other persons to carry out such fiduciary responsibilities and may cancel such a designation. A person may serve in more than one fiduciary or administrative capacity with respect to this Plan. The named fiduciary shall periodically review the performance of the fiduciary responsibilities by each designated person.

6.3   Specific Fiduciary Responsibilities

      The Administrative Committee shall be responsible for the general administration and interpretation of the Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. In addition to any powers of the Administrative Committee specified elsewhere in this Plan, the Administrative Committee shall have all discretionary powers necessary to discharge its duties under this Plan, including, but not limited to, the following discretionary powers and duties:

      6.3.1 To interpret or construe the terms of the Plan, including eligibility to participate, and resolve ambiguities, inconsistencies and omissions;

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      6.3.2 To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of the Plan; and

      6.3.3 To decide all questions concerning the Plan and the determination of who shall be a Participate.

6.4   Allocations and Delegations of Responsibility

      The Board of Directors and the Administrative Committee respectively shall have the authority to delegate, from time to time, all or any part of its responsibilities under this Plan to such person or persons as it may deem advisable and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board of Directors or the Administrative Committee. The Company, the Board of Directors and the Administrative Committee shall not be liable for any acts or omissions of any such delegate. The delegate shall report periodically to the Board of Directors or the Administrative Committee, as applicable, concerning the discharge of the delegated responsibilities.

      The Board of Directors and the Administrative Committee respectively shall have the authority to allocate, from time to time, all or any part of its responsibilities under this Plan to one or more of its members as it may deem advisable, and in the same manner to remove such allocation of responsibilities. Any action of the member to whom responsibilities are allocated in the exercise of such allocated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board of Directors or the Administrative Committee. The Company, the Board of Directors and the Administrative Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall report periodically to the Board of Directors or the Administrative Committee, as applicable, concerning the discharge of the allocated responsibilities.

6.5   Advisors

      The named fiduciary or any person designated by the named fiduciary to carry out fiduciary responsibilities may employ one or more persons to render advice with respect to any responsibility imposed by this Plan.

6.6   Plan Determination

      The determination of the Administrative Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.

6.7   Claims Review Procedure

      Consistent with the requirements of ERISA and the regulations thereunder as promulgated by the Secretary of Labor from time to time, the following claims review procedure shall be followed with respect to the denial of Separation Benefits to any Participant:

      6.7.1 Within thirty (30) days from the date of a Participant's Termination of Employment, the Employing Company shall furnish such Participant with an agreement and release offering Separation Benefits under the Plan or notice of such Participant's ineligibility for or denial of Separation Benefits, either in whole or in part. Such notice from the Employing Company will be in writing and sent to the Participant's or the legal representatives of his estate stating the reasons for such ineligibility or denial and, if applicable, a description of additional information that might cause a reconsideration by the Administrative Committee or its delegate of the decision and an explanation for the Plan's claims review procedure. In the event such notice is not furnished within thirty
            (30) days, any claim for Separation Benefits shall be deemed denied and the Participant shall be permitted to proceed to Section 6.7.2 below.

      6.7.2 Each Participant may submit a claim for benefits to the Administrative Committee (or to such other person as may be designated by the Administrative Committee) in writing in such form as is permitted by the Administrative Committee. A Participant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to his filing a claim for benefits and exhausting his or her rights to review under this Section.

            When claim for benefits has been filed properly, such claim for benefits shall be evaluated and the Participant shall be notified of the approval or the denial within ninety (90) days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision shall be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was filed). The Participant shall be given a written notice in which the Participant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied by the Administrative Committee, in whole or in part, the Participant shall be given written notice which shall contain (1) the specific reasons for the denial, (2) references to pertinent Plan provisions upon which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (4) the Participant's rights to seek review of the denial.

      6.7.3 If a claim is denied, in whole or in part, the Participant shall have the right to request that the Administrative Committee review the denial, provided that the Participant files a written request for review with the Administrative Committee within sixty (60) days after the date on which the Participant received written notification of the denial. The Participant (or his duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Administrative Committee. Within a reasonable period, which shall not be later than sixty (60) days after a request for review is received, the review shall be made and the Participant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Participant shall be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review shall be forwarded to the Participant in writing and shall include specific reasons for the decision and references to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons.

      6.7.4 If a Participant fails to file a request for review in accordance with the procedures herein outlined, such Participant shall have no rights to review and shall have no right to bring action in any court and the denial of the claim shall become final and binding on all persons for all purposes.

      6.7.5 The determination whether to grant or to deny any claims for benefits under this Plan shall be made by the Administrative Committee, in its sole and absolute discretion, and all such determinations shall be conclusive and binding on all persons to the maximum extent permitted by law.

6.8   Modification and Termination

      The Company may at any time, without notice or consent of any person, terminate or modify this Plan in whole or in part, and such termination or modification shall apply to existing as well as to future Participants, but such actions shall not affect any Separation Benefit that has become payable to an Participant, and such benefit shall continue to be paid in accordance with the Plan provisions in effect on the date of the Termination of Employment.

6.9   Indemnification

      To the extent permitted by law, the Company shall indemnify and hold harmless the members of the Board of Directors, the Administrative Committee members, and any employee to whom any fiduciary responsibility with respect to this Plan is allocated or delegated to, and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission to act, in connection with the performance of his/her duties, responsibilities and obligations under this Plan, ERISA and other applicable law, other than such liabilities, costs and expenses as may result from the gross negligence or willful misconduct of any such person. The foregoing right of indemnification shall be in addition to any other right to which any such person may be entitled as a matter of law or otherwise. The Company may obtain, pay for and keep current a policy or policies of insurance, insuring the members of the Board of Directors, the Administrative Committee members and any other employees who have any fiduciary responsibility with respect to this Plan from and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission, in connection with the performance of his/her duties, responsibilities and obligations under this Plan and under ERISA.

6.10  Successful Defense

      A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding or claim or demand of the character described in Section 6.9 above shall be entitled to indemnification as authorized in such Section 6.9.

6.11  Unsuccessful Defense

      Except as provided in Section 6.10 above, any indemnification under
      Section 6.9 above, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:

      6.11.1 By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Administrative Committee has met the standard of conduct set forth in Section 6.9 above; or

      6.11.2 If a quorum under Section 6.11.1 above is not obtainable with due diligence by the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to any Employing Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Section 6.9 above has been met by such member of the Administrative Committee.

6.12  Advance Payments

      Expenses incurred in defending a civil or criminal action or proceeding or claim or demand may be paid by the Company or Employing Company, as applicable, in advance of the final disposition of such action or proceeding, claim or demand, if authorized in the manner specified in
      Section 6.11 above, except that, in view of the obligation of repayment set forth in Section 6.13 below, there need be no finding or opinion that the required standard of conduct has been met.

6.13  Repayment of Advance Payments

      All expenses incurred, in defending a civil or criminal action or proceeding, claim or demand, which are advanced by the Company or Employing Company, as applicable, under Section 6.12 above shall be repaid in case the person receiving such advance is ultimately found, under the procedures set forth in this Article Six, not to be entitled to the extent the expenses so advanced by the Company exceed the indemnification to which he or she is entitled.

6.14  Right of Indemnification

      Notwithstanding the failure of the Company or Employing Company, as applicable, to provide indemnification in the manner set forth in Sections
      6.11 and 6.12 above, and despite any contrary resolution of the Board of Directors or of the shareholders in the specific case, if the member of the Administrative Committee has met the standard of conduct set forth in
      Section 6.9 above, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company or Employing Company, as applicable, as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company or Employing Company, as applicable, in any court of competent jurisdiction.

                                  ARTICLE SEVEN
                          Effective Date and Plan Year

This Plan shall be effective as amended and restated on and after December 14, 2004. The Plan Year is the calendar year.

                                  ARTICLE EIGHT
                                  Miscellaneous

8.1   Assignment

      A Participant's right to benefits under this Plan shall not be assigned, transferred, pledged, encumbered in any way or subject to attachment or garnishment, and any attempted assignment, transfer, pledge, encumbrance, attachment, garnishment or other disposition of such benefits shall be null and void and without effect.

8.2   Governing Law

      To the extent not governed by federal law, this Plan and all action taken under it shall be governed by the laws of the State of Oklahoma.

8.3   Employing Company Records

      The records of the Employing Company with regard to any person's Participant status, Beneficiary status, employment history, Years of Service and all other relevant matters shall be conclusive for purposes of administration of the Plan.

8.4   Employment Non-Contractual

      This Plan is not intended to and does not create a contract of employment, express or implied, and an Employing Company may terminate the employment of any employee with or without cause as freely and with the same effect as if this Plan did not exist. Nothing contained in the Plan shall be deemed to qualify, limit or alter in any manner the Employing Company's sole and complete authority and discretion to establish, regulate, determined or modify at all time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, marketing of its products, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if this Plan were not in existence.

8.5   Taxes

      Neither an Employing Company nor any fiduciary of this Plan shall be liable for any taxes incurred by a Participant or Beneficiary for Separation Benefit payments made pursuant to this Plan.

8.6   Binding Effect

      This Plan shall be binding on the Company, any Employing Company and their successors and assigns, and the Participant, Participant's heirs, executors, administrators and legal representatives. As used in this Plan, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company or any Employing Company.

8.7   Entire Agreement

      This Plan constitutes the entire understanding between the parties hereto and may be modified only in accordance with the terms of this Plan.

                                    Exhibit A

To receive a Separation Benefit, a participant must sign the following Separation Agreement provided by the Company:

                              SEPARATION AGREEMENT

[Name of Employing Company] ("Unit") and _______________________________________
("Participant") hereby agree as follows:

      Participant's employment will end on ____________________, 20__.

      Unit will pay to Participant a Separation Benefit of $_________________ in accordance with and subject to the terms of the Unit Corporation Separation Benefit Plan for Senior Management (the "Plan").

      Participant knows that state and federal laws, including the Age Discrimination in Employment Act, prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap, disability, or veteran status, and that these laws are enforced through the United States Equal Employment Opportunity Commission ("EEOC"), United States Department of Labor, and State Human Rights Agencies.

      PARTICIPANT IS ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

      PARTICIPANT HAS TWENTY-ONE DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.

      AFTER SIGNING THIS AGREEMENT, PARTICIPANT HAS ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.

      In exchange for the Separation Benefit described above, to which Participant is not otherwise entitled, Participant forever releases and discharges Unit Corporation, and its subsidiaries, their officers, directors, agents, employees, and affiliates from all claims, liabilities, and lawsuits arising out of Participant's employment or the termination of that employment and agrees not to assert any such claim, liability, or lawsuit. This includes any claim under the Age Discrimination in Employment Act or under any other federal, state, or local statute or regulation relating to employment discrimination. It also includes any claim under any other statute or regulation or common law rule relating to Participant's employment or the termination of that employment. This Agreement does not have any effect with respect to acts or events occurring after the date upon which Participant signs it. This Agreement does not limit any benefits to which Participant is entitled under any retirement plans, if any.

      As further consideration for the payment of the Separation Benefit described above, Participant agrees that if Participant's Separation Benefit is received pursuant to Section 2.3.2 "Voluntary Separation" of the Plan, Participant will not in any capacity directly or indirectly and on his or her own behalf or on behalf of any other person or entity, during the period of time he or she is receiving such Separation Benefits, either (a) solicit or attempt to induce any current customer of the Company to cease doing business with the Company or (b) solicit or attempt to induce any employee of the Company to sever the employment relationship with the Company (collectively, the "Protection of Business Requirements").

      Except as provided in the next paragraph, in the event Participant violates the Protection of Business Requirements hereof, Participant shall not be entitled to any further payments of Separation Benefits under the Plan or this Agreement and shall be obligated to repay Unit all Separation Benefit payments previously received under the Plan and this Agreement.

      In the event of a Change in Control (as defined in the Plan), Participant's obligations regarding the Protection of Business Requirements under this Agreement shall expire and be canceled, and Participant shall be entitled to the Separation Benefits provided under the Plan in accordance with the terms of the Plan, notwithstanding whether Participant thereafter engages in conduct that would otherwise violate the Protection of Business Requirements described in this Agreement.

      Participant has carefully read and fully understands all the provisions of this Agreement. This Agreement and the Plan constitute the entire agreement between the parties and is legally binding and enforceable. Participant has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

      This Agreement shall be governed and interpreted under federal law and the laws of Oklahoma.

      Participant knowingly and voluntarily signs this Agreement.

Date Delivered to Participant:            [Name of Employing Company]


________________________________          By:_________________________________
                                             Title:_______________________

Date signed by Participant:               Date:_______________________________

________________________________

Participant Signature:                    Seven-Day Revocation Period Ends:


________________________________          ____________________________________


________________________________
(Print Participant's Name)

                                   SCHEDULE I

Dated as of January 1, 2004



         Name of Participants
         --------------------

         King P. Kirchner
         O. Earle Lamborn
         John G. Nikkel